Exhibit 5.1
Darren K. DeStefano
(703) 456-8034
ddestefano@cooley.com
June 28, 2010
BroadSoft, Inc.
220 Perry Parkway
Gaithersburg, Maryland 20877
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by BroadSoft, Inc., a Delaware corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 762,387 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), pursuant to the Company’s 1999 Stock Incentive Plan, as amended (the “1999 Plan Shares”), and (ii) 2,732,408 shares of the Company’s Common Stock pursuant to the Company’s Amended and Restated 2009 Equity Incentive Plan (the “2009 Plan Shares”).
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.1 to the Registration Statement and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.2 to the Registration Statement, each as currently in effect, (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.
Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter of this opinion.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 1999 Plan Shares and the 2009 Plan Shares, when sold and issued in accordance with the Company’s 1999 Stock Incentive Plan, as amended, and the Company’s Amended and Restated 2009 Equity Incentive Plan, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid and nonassessable.
ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656
T: (703) 456-8000 F: (703) 456-8100 WWW.COOLEY.COM

BroadSoft, Inc.
June 28, 2010
Page Two
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley LLP

By:	/s/ Darren K. DeStefano

ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656
T: (703) 456-8000 F: (703) 456-8100 WWW.COOLEY.COM